UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                                  FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                          Commission File Number:   333-66853


                           Credit Concepts, Inc.
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           (Exact name of registrant as specified in its charter)


         220 W. 7th Avenue, Eugene, Oregon  97401    (541) 342-8545
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


           2149 Centennial Plaza, Suite 2, Eugene, Oregon  97401
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       (Previous address of registrant's principal executive offices)


              Short-Term and Long-Term Investment Certificates
          --------------------------------------------------------
          (Title of each class of securities covered by this Form)


                                    None
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           (Title of all other classes of securities for which a
         duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  [ ]      Rule 12h-3(b)(1)(i)   [ ]
          Rule 12g-4(a)(1)(ii) [ ]      Rule 12h-3(b)(1)(ii)  [ ]
          Rule 12g-4(a)(2)(i)  [ ]      Rule 12h-3(b)(2)(i)   [ ]
          Rule 12g-4(a)(2)(ii) [ ]      Rule 12h-3(b)(2)(ii)  [ ]
                                        Rule 15d-6            [X]

      Approximate number of holders of record as of the certification or notice
date:   21

     Pursuant to the requirements of the Securities Exchange Act of 1934, CREDIT CONCEPTS, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  May 17, 2002                By:  /s/ Tom W. Palmer
                                        ------------------------
                                        Tom W. Palmer, President